BOARD SERVICES AGREEMENT
This Board Services Agreement (the “Agreement”) is made as of this 14th day of September, 2023 (the “Effective Date”), by and between MONDEE HOLDINGS, INC. (“Company”) and Jeff Clarke (“Director”) (collectively with Company, the “Parties”; each of the Parties referred to individually as a “Party”).
WHEREAS, Company wishes to engage the services of Director as a non-employee member of Company’s Board of Directors (the “Board”) for the benefit of Company’s stockholders; and
WHEREAS, Director wishes to accept such appointment and provide adequate protections to Company regarding its confidential and proprietary information;
    NOW THEREFORE, as a condition of Director’s service to Company, and in consideration for such compensation and receiving access to certain confidential information and trade secrets, Director hereby agrees to comply with the terms and conditions of this Agreement, as follows:
1.SERVICES. During the Term (as defined in Section 6 below), Director agrees to serve as a member of the Board and to devote such time, attention and energy to the affairs of Company as necessary to facilitate the business of Company, as described below, and to perform such other services as reasonably requested by Company (collectively, the “Services”). Director shall, for so long as Director remains a member of the Board, but in any case not less than one year from the Effective Date, meet with Company upon written request, whether in person or via means of electronic communication, at dates and times mutually agreeable to Director and Company, to discuss any matter involving Company or its affiliates, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director acknowledges and agrees that Company may rely upon the business disciplines with respect to which Director has expertise for Company’s business operations, and that such requests may require additional time and efforts in addition to Director’s customary service as a member of the Board. Director will maintain an open line of communication with Company, orally or in writing, as is appropriate under the circumstances, and shall issue formal, written reports to Company if requested by Company. As part of the Services, Director agrees to attend all Board meetings (in person or by teleconference). Company expects the Board to meet with a frequency of once a month or more on a day and time mutually agreed by the Board members.
2.INDEPENDENT DIRECTOR; RELATIONSHIP OF THE PARTIES.
a.During the Term, Director shall observe all laws, regulations and listing requirements applicable to Company relating to independent directors of a public company as promulgated from time to time, as well as all related Company policies and procedures.
b.Director may perform duties under this Agreement at any place or location as Director may determine in Director’s sole discretion. Director will solely determine the methods, details and means of performing the duties under this Agreement. Company shall have the right to identify its objectives, but shall have no right to, and shall not, control the manner or determine the method of performing Director’s duties. No part of Director’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll or other taxes. Director further acknowledges that Company makes no warranties as to any tax consequences regarding the payment of any compensation to Director hereunder. Director shall be solely responsible for, and shall file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state and/or local tax authority with respect to the performance of duties and the compensation received under this Agreement. Company will regularly report amounts paid to Director by filing a Form 1099-NEC with the Internal Revenue Service as required by law, and to the extent not so paid, Director will indemnify Company for any taxes thereby assessed against Company. Director will not be entitled under this Agreement to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave, or workers’ compensation insurance.

3.COOPERATION. Director will notify Company promptly if Director is subpoenaed or otherwise served with any legal process in any matter involving Company or its affiliates. Director will notify Company if any third party, who is not representing Company, contacts or attempts to contact Director (other than Director’s own legal counsel and accountant) to obtain information that in any way relates to Company or its affiliates, and Director will not discuss any of these matters with any such party without first so notifying Company and providing Company with an opportunity to have its attorney present during any meeting or conversation with any such party.
4.CONSIDERATION. Company shall pay or provide to Director in consideration of the Services:
a.$50,000.00 per annum, payable in quarterly installments on or about the last day of each quarter, and pro-rated for any partial quarter of service during the Term.
b.An annual grant of 5,000 restricted stock units of the Company (the “RSUs”), pursuant to and in accordance with the Company’s 2022 Equity Incentive Plan (the “EIP”) and applicable award agreement. For clarity, the RSUs will be subject to vesting conditions as set forth in the applicable RSU award agreement.
c.A one-time grant of 5,000 RSUs pursuant to and in accordance with the EIP and applicable award agreement, which such award agreement will include vesting conditions whereby 1/3 of the grant will vest if the Company’s common stock price reaches or exceeds a VWAP of each of $12.50, $15.00 and $18.00 for any 20 trading days within any 30 trading day period.
d.Director will be entitled to reimbursement for reasonable and documented expenses associated with the Services, provided that Director receives prior written approval from Company and complies with the Company’s expense reimbursement policies as in effect from time to time.
5.CONFIDENTIALITY, RESTRICTIVE COVENANTS AND NON-DISCLOSURE. Director acknowledges that Director will be exposed to confidential information related to Company in connection with the Services. Therefore, upon execution of this Agreement, Director shall execute the Confidentiality, Restrictive Covenant and Non-Disclosure Agreement attached as Exhibit A (the “Restrictive Covenant Agreement”).
6.TERM; TERMINATION.
a.This Agreement shall commence and be effective on the Effective Date and shall continue to be in full force until terminated as set forth in this Section 6 (the “Term”).
b.Each Party may unilaterally terminate this Agreement at any time and for no cause upon thirty (30) days’ advance written notice to the other Party, subject to the limitations and requirements of the organizational documents of the Company.
c.Notwithstanding anything to the contrary, Company shall be entitled to terminate this Agreement for Cause immediately upon written notice to Director. The term “Cause” will have the meaning set forth in the EIP. Without limiting any provisions in an applicable award agreement or the EIP, upon Director’s termination for Cause, all of the equity awards of the Company previously issued to Director, whether vested or unvested, shall immediately terminate.
d.Upon termination of this Agreement for any or no reason whatsoever, Director undertakes to: (i) return to Company all documents, drawings, magnetic media, letters, reports and all other documents belonging to Company and/or related to Company’s activities and/or to the Services; (ii) return to Company any equipment and/or other property of Company; (iii) erase all information relating to Company or its activities that exists in Director’s personal computer(s) or otherwise; and (iv) if applicable, assist in the transferring of the position, matters and documents under Director’s supervision to whomever Company shall determine.

e.Sections 3, 5, and 8 through 10 will survive any termination or expiration of this Agreement.
7.RELATIONSHIP OF THE PARTIES; PROMOTIONAL RIGHTS. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and will not bind nor attempt to bind the other to any contract. Company may use and authorize the use of Director’s name, likeness and biographical information in promotional materials, websites and the like, limited to legitimate business purposes or as required in connection with applicable law; provided, however, that if written notice is provided to the Company by Director following termination of Director’s service requesting that the Company cease using Director’s likeness, the Company shall have thirty (30) calendar days to cease using Director’s likeness in the manner set forth in the notice.
8.NO CONFLICTS. Director represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Director or right of any third party. Director further represents and warrants Director is not currently, nor will Director, by entering into or performing this Agreement or any provisions hereto, be deemed to be, violating any rights of any former or current employer or any obligations Director may have to any former or current employer, including non-disclosure and non-compete obligations.
9.INDEMNIFICATION AND LIMITATION OF LIABILITY. Company agrees to indemnify Director to the extent provided in its organizational documents. Should Company procure and maintain policies of directors’ and officers’ liability insurance, Company will ensure that such insurance covers Director on the same basis as provided to other non-employee directors of the Company. Director agrees to indemnify and hold harmless Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (a) any negligent, reckless or intentionally wrongful act of Director or (b) any failure of Director to perform the Services in accordance with all applicable laws, rules and regulations.
IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
10.MISCELLANEOUS. This Agreement and the Services performed hereunder are personal to Director and Director will not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Company will be free to transfer any of its rights under this Agreement to a third party. Any breach of Section 5 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees from the non-prevailing party. Any notice will be given in writing by first class mail, fax or electronic mail and addressed to the party to be notified at the address below, or at such other address, fax number or e-mail address as the party may designate by 10 days’ advance written notice to the other party.
[Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Parties have executed this Board Services Agreement as of the day and year first above written.

DIRECTOR	MONDEE HOLDINGS, INC.
/s/ Jeff Clarke Jeff Clarke	By: /s/ Prasad Gundumogula Prasad Gundumogula Chief Executive Officer

[Signature Page to Board Services Agreement]

CONFIDENTIALITY, RESTRICTIVE COVENANT AND NON-DISCLOSURE AGREEMENT

This CONFIDENTIALITY, RESTRICTIVE COVENANT AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is made as of this 14th day of September, 2023, by and between MONDEE HOLDINGS, INC. (the “Company”) and Jeff Clarke (“Director”) (collectively with the Company, the “Parties”; each of the Parties is referred to individually as a “Party”).

WHEREAS, the Company wishes to engage the services of Director as a member of the Company’s Board of Directors.
WHEREAS, Director acknowledges that during the course of Director’s service to the Company, Director will acquire and have access to confidential information and trade secrets belonging to the Company; and
WHEREAS, Director is willing to accept the conditions imposed by the Company as described below.
    NOW THEREFORE, as a condition of Director’s compensatory arrangement with Company, and in consideration for receiving access to certain confidential information and trade secrets, Director hereby agrees to comply with the terms and conditions of this Agreement, as follows:

1.CONFIDENTIALITY. In the course of Director’s service with the Company and the performance of Director’s duties on behalf of the Company Group, Director will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Director’s receipt and access to such Confidential Information, and as a condition of Director’s retention, Director shall comply with this Section 1.
a.Both during the Term and thereafter, except as expressly permitted by this Agreement, Director shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Director acknowledges and agrees that Director would inevitably use and disclose Confidential Information in violation of this Section 1 if Director were to violate any of the covenants set forth in Section 4. Director shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Director’s duties on behalf of the Company Group, Director shall not remove from the facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Director or obtained by the Company Group. The covenants of this Section 1(a) shall apply to all Confidential Information, whether now known or later to become known to Director during the period that Director is provides services to or is affiliated with the Company or any of its affiliates (collectively, the “Company Group”).

b.Notwithstanding any provision of Section 1(a) to the contrary, Director may make the following disclosures and uses of Confidential Information:

i.disclosures to employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
ii.disclosures to customers and suppliers when, in the reasonable and good faith belief of Director, such disclosure is in connection with Director’s performance of Director’s duties under this Agreement and is in the best interests of the Company Group;

iii.disclosures and uses that are approved in writing by the Board; or
iv.disclosures to a person or entity who or that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
c.Upon the termination of Director’s service, or at any other time upon request of the Company, Director shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Director’s possession, custody or control and Director shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Director shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
d.“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Director (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Director is providing services to or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including, without limitation: (i) technical information of any member of the Company Group or of any such member’s affiliates, its investors, customers, vendors or suppliers or any other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and/or similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group or any of such member’s affiliates or customers or of any other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and/or other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Director or any of Director’s agents; (B) was available to Director on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Director on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.
e.Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Director from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Director from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Director to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Director has engaged in any such conduct.
2.INJUNCTIVE RELIEF. Director agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Director of the covenants and agreements set forth in Section 1 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Director agrees that if Director breaches, or the Company reasonably believes that Director is likely to breach, Section 1 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company. Any award or relief to the Company may, in the discretion of the court, include the Company’s costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 2 or in any other provision of the Agreement shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, or be construed to waive the Company’s right to any other relief related to any dispute arising out of this Agreement or related to Director’s service with the Company.
3.WORKS FOR HIRE.
a.As used in this Agreement, the term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable or protectable under federal or state patent, copyright or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated or reduced to practice by Director, in whole or in part, either alone or jointly with others, or while Director was serving as an officer, director, employee or consultant of, or in any other capacity with, the Company, whether prior to, during or subsequent to Director’s execution of this Agreement. Notwithstanding anything else in this Agreement, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company, and which was developed entirely on Director’s own time, unless said Intellectual Property: (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to Director by the Company or from work performed by Director for the Company.
b.All Intellectual Property is exclusively the property of the Company. Director will promptly disclose in writing, in full detail to persons authorized by the Company, all Intellectual Property which Director conceives, creates, makes or develops during Director’s service with the Company, which relate either to Director’s work assignment with the Company, or the trade secrets, confidential or proprietary information, business or potential business of the Company, for the purpose of determining the Company’s rights in such Intellectual Property. Director agrees Director will not file any patent application, or other application seeking intellectual property rights relating to any such Intellectual Property without the prior written consent of the Company. If Director does not prove that Director conceived or made the Intellectual Property entirely after leaving the Company’s service, the Intellectual Property is presumed to have been conceived or made during the period of time Director was providing services to the Company, and Director agrees to assign said Intellectual Property to the Company.

c.All Intellectual Property will belong solely to the Company from conception. The Company shall be the sole owner of all issued patents, pending patent applications, before any relevant authority worldwide (including any additions, continuations, continuation-in-part, divisional, reissue, reexaminations, renewals or extensions based thereon), copyrights and other works of authorship, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Intellectual Property in the United States and/or in any other country. Director further acknowledges and agrees that such Intellectual Property and other works of authorship shall be deemed “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), and were prepared by Director within the scope of Director’s service with the Company, for purposes of the Company’s rights under copyright laws, and are owned by the Company. To the extent that title to any Intellectual Property or any materials comprising or including any Intellectual Property, e.g., derivative work, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Director hereby irrevocably assigns to the Company all of Director’s rights, title and interest to that Intellectual Property, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions. At any time during or after Director’s service with the Company that the Company requests, Director will cooperate, and take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence Director’s irrevocable assignment to the Company of any Intellectual Property and all related Proprietary Rights, and, upon the Company’s request, Director shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Intellectual Property and Proprietary Rights in the United States and/or in any other country. At all times during and after Director’s service with the Company, Director will cooperate and assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Intellectual Property, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable, after reasonable effort, to secure Director’s signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark or other right or protection relating to Intellectual Property, for any other reason whatsoever, Director hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Director’s agent and attorney-in-fact, to act for and on Director’s behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by Director. With respect to Intellectual Property owned by the Company, Director hereby waives all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.
4.NON-SOLICITATION.
a.The Company shall provide Director access to Confidential Information for use only during the Term, and Director acknowledges and agrees that the Company Group will be entrusting Director, in Director’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Director with access to Confidential Information, clients and customers and as an express incentive for the Company to enter into this Agreement and retain Director, Director has voluntarily agreed to the covenants set forth in this Section 4. Director agrees and acknowledges that the limitations and restrictions set forth herein are reasonable in all respects, do not interfere with public interests, will not cause Director undue hardship, and are material and substantial parts of this Agreement intended and necessary to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.
b.During Director’s period of service to the Company and for one (1) year following the termination of Director’s service (for any or no reason), Director shall not, except in furtherance of Director’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity:
i.solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom Director had contact (including oversight responsibility) or about whom Director learned Confidential Information during Director’s service to any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or
ii.solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate such employee’s or contractor’s employment or engagement with any member of the Company Group, or hire or retain any such employee or contractor. Such employee or contractor shall be covered by this Section 4(b)(ii) for twelve (12) months following such individual’s termination of employment or service (as applicable) with the Company Group.
c.Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1 and in this Section 4, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. Director further agrees that Director will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 4, and that Director will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 4 if Director challenges the reasonableness or enforceability of any of the provisions of this Section 4.
d.The covenants in this Section 4, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
e.Director undertakes and agrees that following the date that Director is no longer providing services to any member of the Company Group and prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, Director shall disclose to such other party the terms of the restrictive covenants set forth herein and hereby consents to the Company making any related disclosures.
5.NON-DISPARAGEMENT. Except as provided for in Section 1(e) or otherwise required by law, during Director’s service and following the termination of Director’s service with the Company Group for any or no reason, Director shall not make any false or defamatory statements, whether written or oral, regarding the Company, its products, or any of their current or former officers, directors, shareholders, or employees.
6.WAIVER. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the Party against whom or which the waiver is to be enforced.
7.ASSIGNMENT. The Company may assign any and all of its rights (including its rights with respect to the restrictive covenants herein) and obligations under this Agreement to any successor in interest to the Company or to its affiliates. This Agreement shall inure to the benefit of the Company and its successors and assigns, whether by stock or asset acquisition, merger, joint venture, combination or other business reorganization or transfer.
8.SURVIVAL. The rights and obligations under this Agreement shall survive the termination of this Agreement and the termination of Director’s service to the Company in any capacity and for whatever reason.
9.GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of Delaware. Any dispute arising out of or concerning this Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, any federal or state court located in Delaware.
10.SEVERABILITY. The provisions of this Agreement are severable and each covenant is independent and separately given. If any provision of this Agreement shall be held to be invalid or unenforceable in any respect, such provision shall be carried out and enforced only to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein.
11.ENTIRE AGREEMENT. This document contains the entire agreement of the parties as to the subject matters hereof. All prior agreements as to these subject matters, if any, are merged into this Agreement. This Agreement may not be amended or modified except by written instrument executed by both Parties.
12.OPPORTUNITY TO SEEK INDEPENDENT ADVICE. Director recognizes that this Agreement is an important document, which affects Director’s legal rights and has been advised to seek independent legal advice before accepting its terms. Director acknowledges that Director has had sufficient time to review this Agreement, has had an opportunity to seek independent legal advice (and Director has either sought such advice or voluntarily determined not to do so) and has read and understands the provisions contained in this Agreement.
[Signature Page Following]

    IN WITNESS WHEREOF, the Parties have executed this Confidentiality, Restrictive Covenant and Non-Disclosure Agreement as of the day and year first above written.

DIRECTOR	MONDEE HOLDINGS, INC.
/s/ Jeff Clarke Jeff Clarke	By: /s/ Prasad Gundumogula Prasad Gundumogula Chief Executive Officer

[Signature Page to Confidentiality, Restrictive Covenant and Non-Disclosure Agreement]